EXHIBIT 99

NEWS:

    The Sherwin-Williams Company      •        101 West Prospect Avenue      •       Cleveland, Ohio 44115      •     (216) 566-2140

The Sherwin-Williams Company Reports 2018 Year-end and Fourth Quarter Financial Results

•	Consolidated net sales for the year increased 17.0% to a record $17.53 billion
•	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 5.1% in the year
•	Full year diluted net income per share decreased 35.9% to $11.67 per share from GAAP 2017 $18.20 per share, revised to reflect a voluntary inventory accounting change
○	Consolidated full year 2018 adjusted EPS of $18.53 excludes acquisition-related costs of $4.15 per share and other non-operating items of $2.71 per share
○

Consolidated full year 2017 adjusted EPS of $15.07 excludes acquisition-related costs of $3.47 per share, $.44 per share charge for discontinued operations and a one-time benefit of $7.04 per share from deferred income tax reductions

•	Full year net operating cash increased $151.2 million to a record $2.04 billion
•	The Company anticipates diluted earnings per share for 2019 in the range of $16.77 to $17.77 per share, including acquisition-related costs and other non-operating items of $3.63 per share

CLEVELAND, OHIO, January 31, 2019 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2018. Compared to the same periods in 2017, full year consolidated net sales increased $2.55 billion, or 17.0%, to $17.53 billion due primarily to incremental Valspar sales from the five months ended May 2018, higher paint sales volume in The Americas Group and selling price increases. Incremental Valspar sales from the five months ended May 2018 increased net sales 12.4% for the year ended December 31, 2018. Consolidated net sales in the quarter increased $84.7 million, or 2.1%, to $4.06 billion primarily due to higher paint sales volume in The Americas Group and selling price increases. As a result of the new revenue standard (ASC 606) adopted in the first quarter of 2018, certain advertising support that was previously classified as selling, general and administrative expenses is now classified as a reduction of revenue with no effect on net income. The new revenue standard decreased consolidated net sales less than 1% in the year and quarter.

Diluted net income per share in the year decreased to $11.67 per share from $18.20 per share for 2017. Full year 2018 diluted net income per share included per share charges for acquisition-related costs of $4.15 and other non-operating expenses totaling $2.71. Other non-operating expenses included environmental provisions of $1.32, California litigation expense of $1.09 and pension plan settlement expense of $.30 per share, respectively. Currency translation rate changes decreased diluted net income per share in the year by $.21 per share. Full year 2017 diluted net income per share included a one-time benefit of $7.04 per share from deferred income tax reductions, a one-time charge of $.44 per share for discontinued operations and a charge of $3.47 per share for acquisition-related costs.

During the second and fourth quarters of 2018, the Company reached a series of agreements with the Environmental Protection Agency for remediation plans with cost estimates at one of the Company’s four major sites which required significant environmental provisions be recorded during those quarters. The California litigation charge was recorded in the third quarter 2018. The pension plan settlement expense recorded in the fourth quarter 2018 was a result of elected lump sum cash payouts to defined benefit plan participants. The Company is in the process of settling the majority of its overfunded domestic defined benefit plan liabilities through either lump sum cash payouts to plan participants or annuity purchase expected to be made in early 2019. After the annuity purchase is completed, the Company will use the remaining surplus cash for funding future Company contributions to a replacement defined contribution pension plan.

A voluntary inventory accounting change was made in the fourth quarter of 2018 driven by the Company’s integration activities (Accounting Change). As a result of the Accounting Change in accordance with U.S. Generally Accepted Accounting Principles, a retrospective one-time expense adjustment to cost of goods sold of $58.9 million, or $.47 per share has been made to revise 2017 fourth quarter and full year amounts. This revision increased acquisition-related costs and decreased previously reported segment profit for Performance Coatings and Consumer Brands Groups by $35.7 million and $23.2 million, respectively, for both the fourth quarter and full year 2017 amounts.

Diluted net income per share decreased in the quarter to $1.07 per share from $8.92 per share for 2017. Diluted net income per share in the quarter included per share charges for acquisition-related costs of $1.10 and other non-operating expenses totaling $1.37 which included environmental provisions of $1.07 and pension plan settlement expense of $.30, respectively. Currency translation rate changes decreased diluted net income per share in the quarter by $.15 per share. Fourth quarter 2017 diluted net income per share included a one-time benefit of $7.00 per share from deferred income tax reductions and a charge of $1.24 per share for acquisition-related costs.

Net sales in The Americas Group increased 5.6% to $9.63 billion in the year and increased 3.0% to $2.25 billion in the quarter due primarily to higher architectural paint sales volume across most end market segments and selling price increases. Net sales from stores in U.S. and Canada open for more than twelve calendar months increased 5.1% in the year and 2.9% in the quarter over last year’s comparable periods. Currency translation rate changes reduced full year and quarter sales by 1.0% and 1.8%, respectively. The Americas Group segment profit increased to $1.90 billion in the year from $1.77 billion last year and increased to $413.4 million in the quarter from $406.0 million last year due primarily to higher paint sales volume and selling price increases partially offset by increased raw material costs. Currency translation rate changes decreased segment profit 1.3% and 2.7% in the year and quarter, respectively. Segment profit as a percent to net sales increased in the year to 19.7% from 19.4% in 2017. Segment profit as a percent to net sales decreased in the quarter to 18.3% from 18.5% last year primarily due to slower architectural volume sales and increased raw material costs partially offset by selling price increases and good cost control.

Net sales of the Consumer Brands Group increased 27.1% to $2.74 billion in the year due primarily to incremental Valspar sales, selling price increases and a new customer program, partially offset by lower volume sales to some of the Group’s retail customers and a newly adopted revenue recognition standard. Incremental Valspar sales from the five months ended May 2018 increased Group net sales 26.9% in the year. Net sales decreased 6.5% to $534.4 million in the quarter due primarily to lower volume sales to some of the Group’s retail customers and the new revenue standard, partially offset by a new customer program and selling price increases. The new revenue standard reduced Group net sales by 4.8% and 2.8% in the year and the quarter, respectively. Segment profit increased to $261.1 million in the year from $202.8 million last year due to incremental Valspar operations profit for the first five months of $75.8 million, increased selling prices and reduced impacts of the Accounting Change, partially offset by increased raw material costs and lower sales to some of the Group’s customers. As a percent to net external sales, segment profit increased in the year to 9.5% from 9.4% last year. In the year, purchase accounting costs decreased segment profit by $110.9 million compared to $107.6 million in 2017. In addition, the Accounting Change decreased segment profit by $23.2 million in the year 2017. Segment profit increased to $12.0 million in the quarter from $.4 million last year primarily due to reduced impacts of the Accounting Change, price increases and good cost control, partially offset by higher raw material costs and lower sales volumes to most of the Group’s customers. Segment profit as a percent to sales increased in the quarter to 2.2% from 0.1% last year. In the quarter, purchase accounting costs decreased segment profit by $24.5 million compared to $32.8 million in 2017. In addition, the Accounting Change decreased segment profit by $23.2 million in the quarter 2017.

The Performance Coatings Group’s net sales stated in U.S. dollars increased 39.4% to $5.17 billion in the year due primarily to incremental Valspar sales and selling price increases. Incremental Valspar sales from the five months ended May 2018 increased Group net sales 34.3% in the year. Net sales stated in U.S. dollars increased 4.6% to $1.27 billion in the quarter due primarily to selling price increases. Currency translation rate changes reduced quarter sales by 1.2%. Stated in U.S. dollars, segment profit increased in the year to $452.1 million from $262.8 million last year due to incremental Valspar operations profit for the first five months of $97.6 million, selling price increases, and reduced impacts of the Accounting Change, partially offset by higher raw material costs and increased purchase accounting impacts. Currency rate translations decreased segment profit by 1.7% in the year. As a percent to net external sales, segment profit increased in the year to 8.8% from 7.1% last year. In the year, purchase accounting costs decreased segment profit $215.8 million compared to $183.1 million in 2017. In addition, the Accounting Change decreased segment profit by $35.7 million in the year 2017. Segment profit increased in the quarter to $112.3 million from $83.7 million last year due primarily to reduced impacts of the Accounting Change and price increases, partially offset by higher raw material costs and increased purchase accounting impacts. Currency translation rate changes decreased segment profit 3.9% in the quarter. As a percent to net external sales, segment profit increased in the quarter to 8.8% from 6.9% last year. In the quarter, purchase accounting costs decreased segment profit $55.2 million compared to $42.1 million in 2017. In addition, the Accounting Change decreased segment profit by $35.7 million in the quarter 2017.

The Company purchased 1,525,000 shares of its common stock in the twelve months ended December 31, 2018. At December 31, 2018, the Company had remaining authorization to purchase 10.13 million shares of its common stock through open market purchases.

Commenting on the financial results, John G. Morikis, Chairman, President and Chief Executive Officer, said “Sherwin-Williams delivered record results in 2018 despite a fourth quarter that was below our expectations. Consolidated sales for the year grew at a mid-single digit rate excluding the five months of Valspar incremental sales, and adjusted diluted earnings per share grew by approximately 23 percent. In all business segments, we continued to focus on innovative products and services to help our customers improve their productivity and profitability. We also implemented price increases during the year to combat persistent raw material inflation. In addition, our team made significant progress on our acquisition integration efforts, with the resulting benefits exceeding our target for the year. We also generated record cash from operations in 2018, enabling us to invest in growth initiatives, increase our dividend, purchase shares of stock and significantly reduce debt.

“We enter 2019 well-positioned and focused on what we can control. While the current macroeconomic outlook is less than clear, we see significant opportunities for profitable growth throughout the business. In The Americas Group, we will continue to invest in our store model and best-in-class products while executing on share of wallet and new account activation initiatives. In the Consumer Brands Group, we are excited by the exclusive national partnership and shared commitment to growth we have with our largest retail partner, as well as by our strong relationships with other leading retailers. Finally, in the Performance Coatings Group, we are focused on leveraging the combined capabilities of our integrated organization across the various end markets and geographies we serve.

“In the first quarter of 2019, we anticipate our net sales will increase two to six percent compared to the first quarter of 2018. The first quarter 2019 will include the expenses related to the defined benefit plan annuity purchase of approximately $.43 per share. For the full year 2019, we expect core net sales to increase four to seven percent compared to full year 2018. With annual sales at that level, we anticipate diluted net income per share for 2019 will be in the range of $16.77 to $17.77 per share compared to $11.67 per share earned in 2018. Full year 2019 earnings per share includes acquisition-related costs and other non-operating expenses of approximately $3.20 and $.43 per share, respectively. We expect our 2019 effective tax rate to be in the low twenty percent range.”

The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2018, and its outlook for the first quarter and full year 2019, at 11:00 a.m. EST on Thursday, January 31, 2019. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the January 31st release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, February 20, 2019 at 5:00 p.m. EST.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related costs and other non-operating expenses. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

	Three Months Ended December 31,	Year Ended December 31,	Year Ended December 31, 2019 (guidance)
	2018	2018	Low	High

Diluted net income per common share	$1.07	$11.67	$16.77	$17.77

California litigation expense		1.09
Environmental expense provision	1.07	1.32
Pension plan settlement expense	.30	.30	.43	.43

Other non-operating expenses	1.37	2.71	.43	.43

Transaction and integration costs	.48	1.55	.56	.56
Purchase accounting impacts	.62	2.60	2.64	2.64

Total acquisition costs	1.10	4.15	3.20	3.20

Diluted net income per share excluding acquisition-related costs and other non-operating expenses	$3.54	$18.53	$20.40	$21.40

	Three Months Ended December 31,	Year Ended December 31,
	2017	2017
Diluted net income per share (1)	$8.92	$18.20
One-time charge related to discontinued operations		.44

Diluted net income per share from continuing operations (1)	8.92	18.64
One-time benefit from Deferred income tax reductions	7.00	7.04
Transaction and integration costs	.24	.88
Inventory accounting change (1)	.47	.47
Purchase accounting impacts	.53	2.12

Total acquisition costs (1)	1.24	3.47

Diluted net income per share excluding acquisition-related costs and other one-time items	$3.16	$15.07

(1)	The three months and year ended December 31, 2017 have been revised for a voluntary inventory accounting change.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the Valspar acquisition. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income from continuing operations computed in accordance with U.S. GAAP to EBITDA from continuing operations excluding the impact from the Valspar acquisition.

	Three Months Ended March 31, 2018	Three Months Ended June 30, 2018	Three Months Ended September 30, 2018	Three Months Ended December 31, 2018	Year Ended December 31, 2018

Net income from continuing operations	$250,127	$403,604	$354,027	$100,988	$1,108,746
Interest expense	91,547	93,507	92,281	89,399	366,734
Income taxes	53,459	134,482	61,926	1,037	250,904
Depreciation	71,591	72,542	67,381	66,655	278,169
Amortization	85,049	73,893	80,077	79,093	318,112

EBITDA from continuing operations	551,773	778,028	655,692	337,172	2,322,665
California litigation expense			136,333		136,333
Environmental expense provision		32,018		135,613	167,631
Pension plan settlement expense				37,648	37,648
Transaction and integration costs	30,423	39,273	30,177	57,799	157,672

Adjusted EBITDA	$582,196	$849,319	$822,202	$568,232	$2,821,949

	Three Months Ended March 31, 2017	Three Months Ended June 30, 2017	Three Months Ended September 30, 2017	Three Months Ended December 31, 2017	Year Ended December 31, 2017

Net income from continuing operations (1)	$239,152	$360,651	$316,606	$853,079	$1,769,488
Interest expense	25,695	56,729	91,593	89,454	263,471
Income tax cost (credit) (1)	67,453	148,352	111,116	(627,099)	(300,178)
Depreciation	44,595	50,370	67,249	122,783	284,997
Amortization	6,170	28,918	83,711	87,965	206,764

EBITDA from continuing operations (1)	383,065	645,020	670,275	526,182	2,224,542
Transaction and integration costs	12,973	29,350	34,024	62,712	139,059
Inventory accounting change (1)				58,910	58,910

Adjusted EBITDA (1)	$396,038	$674,370	$704,299	$647,804	$2,422,511

(1)

The three months and year ended December 31, 2017 have been revised for a voluntary inventory accounting change. This change reduced Net income from continuing operations by $44,315 and increased the Income tax credit by $14,595 for the three months and year ended December 31, 2017.

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of anticipated cost synergies resulting from the acquisition of Valspar and the timing thereof; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:	Media Contact:
Bob Wells	Mike Conway
Senior Vice President, Corporate Communications &	Director, Corporate Communications
Public Affairs	Sherwin-Williams
Sherwin-Williams	Direct: 216.515.4393
Direct: 216.566.2244	Pager: 216.422.3751
rjwells@sherwin.com	mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Thousands of dollars, except per share data	2018	2017	2018	2017

Net sales	$4,064,221	$3,979,564	$17,534,493	$14,983,788
Cost of goods sold (1)	2,381,538	2,240,261	10,115,931	8,264,988
Gross profit (1)	1,682,683	1,739,303	7,418,562	6,718,800
Percent to net sales (1)	41.4%	43.7%	42.3%	44.8%
Selling, general and administrative expenses	1,238,288	1,325,439	5,033,780	4,797,641
Percent to net sales	30.5%	33.3%	28.7%	32.0%
Other general expense - net	147,627	14,705	189,122	20,865
Amortization	79,093	87,965	318,112	206,764
Impairment of goodwill and trademarks		2,022		2,022
Interest expense	89,399	89,454	366,734	263,471
Interest and net investment income	(2,554)	(1,752)	(5,286)	(8,571)
California litigation expense			136,333
Other expense (income) - net	28,805	(4,510)	20,117	(32,702)

Income from continuing operations before income taxes (1)	102,025	225,980	1,359,650	1,469,310
Income tax expense (credit) (1)	1,037	(627,099)	250,904	(300,178)

Net income from continuing operations (1)	$100,988	$853,079	$1,108,746	$1,769,488

Loss from discontinued operations Income taxes				41,540

Net loss from discontinued operations	—	—	—	(41,540)

Net income (1)	$100,988	$853,079	$1,108,746	$1,727,948

Basic net income per share:
Continuing operations (1)	$1.09	$9.15	$11.92	$19.05
Discontinued operations				(0.45)

Net income per share (1)	$1.09	$9.15	$11.92	$18.60

Diluted net income per share:
Continuing operations (1)	$1.07	$8.92	$11.67	$18.64
Discontinued operations				(0.44)

Net income per share (1)	$1.07	$8.92	$11.67	$18.20

Average shares outstanding - basic	92,604,128	93,254,726	92,992,457	92,908,638

Average shares and equivalents outstanding - diluted	94,417,893	95,557,692	94,988,070	94,927,213

(1)

The three months and year ended December 31, 2017 have been revised for a voluntary inventory accounting change. This change increased Cost of goods sold and the Income tax credit by $58,910 and $14,595, respectively. In addition, Net income decreased $44,315 and Diluted net income per share from continuing operations decreased $.47, respectively, for the three months and year ended December 31, 2017.

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)

Thousands of dollars	2018		2017
	Net External Sales	Segment Profit (Loss)	Net External Sales	Segment Profit (Loss) (1)
Three Months Ended December 31:
The Americas Group	$2,254,004	$413,376	$2,188,622	$405,978
Consumer Brands Group (2)	534,385	11,996	571,581	408
Performance Coatings Group (2)	1,274,701	112,261	1,218,250	83,710
Administrative	1,131	(435,608)	1,111	(264,116)

Consolidated totals (2)	$4,064,221	$102,025	$3,979,564	$225,980

Year Ended December 31:
The Americas Group	$9,625,139	$1,898,403	$9,117,279	$1,769,466
Consumer Brands Group (2)	2,739,053	261,068	2,154,729	202,813
Performance Coatings Group (2)	5,166,380	452,089	3,706,134	262,782
Administrative	3,921	(1,251,910)	5,646	(765,751)

Consolidated totals (2)	$17,534,493	$1,359,650	$14,983,788	$1,469,310

(1)	Segment Profit (Loss) only includes continuing operations.

(2)

The three months and year ended December 31, 2017 have been revised for a voluntary inventory accounting change. This change reduced segment profit for the Consumer Brands and Performance Coatings Groups by $23,188 and $35,722, respectively, in the three months and year ended December 31, 2017.

The Sherwin-Williams Company and Subsidiaries

Consolidated Financial Position (Unaudited)

Thousands of dollars	December 31,
	2018	2017
Cash and cash equivalents	$155,505	$204,213
Accounts receivable	2,018,768	2,104,555
Inventories (1)	1,815,275	1,742,465
Other current assets	354,939	355,697
Short-term borrowings	(328,403)	(633,731)
Current portion of long-term debt	(307,191)	(1,179)
Accounts payable	(1,799,424)	(1,791,552)
Other current liabilities	(1,862,729)	(1,560,718)

Working capital	46,740	419,750
Net property, plant and equipment	1,776,839	1,877,115
Deferred pension assets	270,664	296,743
Goodwill and intangibles	12,158,281	12,816,706
Other non-current assets	584,008	502,023
Long-term debt	(8,708,057)	(9,885,745)
Postretirement benefits other than pensions	(257,621)	(274,675)
Deferred income taxes (1)	(1,130,872)	(1,419,601)
Other long-term liabilities	(1,009,237)	(684,442)

Shareholders’ equity (1)	$3,730,745	$3,647,874

Selected Information (Unaudited)

Thousands of dollars	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
The Americas Group - net new stores	33	40	76	101
The Americas Group - total stores	4,696	4,620	4,696	4,620
Performance Coatings Group - net new branches	(2)		(8)	2
Performance Coatings Group - total branches	282	290	282	290

Depreciation	$66,655	$122,783	$278,169	$284,997
Capital expenditures	84,773	79,361	250,957	222,767
Cash dividends	80,395	80,013	322,934	319,029

Significant components of Other general expense - net:
Provision for environmental related matters - net	141,980	9,631	176,297	15,443
Loss (gain) on sale or disposition of assets	5,647	5,074	12,825	5,422

Significant components of Other expense (income) - net:
Pension plan settlement expense	37,648		37,648
Dividend and royalty income	1,691	(1,542)	(4,276)	(7,648)
Net expense from banking activities	2,278	2,662	9,658	9,843
Foreign currency transaction related losses	(1,789)	2,489	7,532	450
Other (2)	(11,023)	(8,119)	(30,445)	(35,347)

Intersegment transfers:
Consumer Brands Group	802,563	741,778	3,460,177	3,162,133
Performance Coatings Group	5,503	6,619	22,391	22,359
The Americas Group	27	484	533	6,030
Administrative	3,195	3,280	13,046	13,169

(1)

December 31, 2017 has been revised for a voluntary inventory accounting change. This change reduced Inventories, Deferred income taxes and Shareholders’ equity by $58,910, $14,595 and $44,315, respectively.

(2)	Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.